UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2025

AMMO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13101	83-1950534
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7681 E. Gray Rd.

Scottsdale, Arizona 85260

(Address of principal executive offices)

(480) 947-0001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	POWW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value	POWWP	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 2, 2025, AMMO, Inc. (the “Company”) received an additional deficiency notification letter (the “Notice”) from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”). The Notice indicated that the Company was not in compliance with Nasdaq Listing Rule 5620(a) (the “Listing Rule”) as a result of the Company’s failure to hold an annual meeting of stockholders within twelve months of the end of the Company’s fiscal year ended March 31, 2024. The Listing Rule requires that a Nasdaq-listed company hold an annual meeting of shareholders no later than one year after the end of the company’s fiscal year end.

The Company has until May 19, 2025 to submit a plan to regain compliance with the Listing Rule (the “Plan”). The Company intends to timely submit the Plan. Pursuant to the Notice, if Nasdaq accepts the Plan, Nasdaq has the discretion to grant the Company an exception of up to 180 calendar days (the “Compliance Period”) from the end of the Company’s fiscal year ended March 31, 2025, or until September 29, 2025, to regain compliance with the Listing Rule.

No assurance can be given that the Company will be able to regain compliance with the Listing Rule or maintain compliance with the other continued listing requirements set forth in the Nasdaq Listing Rules. If the Company does not regain compliance with the Listing Rule within the Compliance Period, Nasdaq could provide notice that the Company’s securities will become subject to delisting. If the Company receives notice that its securities are being delisted, Nasdaq rules permit the Company to appeal any delisting determination by Nasdaq staff to a hearings panel.

The Notice has no immediate effect on the listing of the Company’s common stock or preferred stock on Nasdaq.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2025, Fred W. Wagenhals delivered notice to the Board of Directors of the Company (the “Board”) of his resignation from his position as the Executive Chairman of the Company and as Chairman of the Board, effective immediately. Mr. Wagenhals’s resignation from the Board was not in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. As a result of Mr. Wagenhals’s resignation and pursuant to the Separation Agreement (defined below), Mr. Wagenhals’s amended and restated employment agreement (the “Wagenhals Employment Agreement”) with the Company terminated, except for certain customary surviving provisions, including confidentiality, non-competition and non-solicitation covenants.

On April 8, 2025, in connection with Mr. Wagenhals’s resignation, the Company and Mr. Wagenhals entered into an Executive Separation Agreement (the “Separation Agreement”), effective April 4, 2025 (the “Separation Date”), pursuant to which Mr. Wagenhals is, subject to his release of certain claims in favor of the Company (the “ADEA Release”), entitled to receive certain separation benefits, including: (i) payment of all compensation and benefits to which Mr. Wagenhals is legally entitled under the Wagenhals Employment Agreement through the Separation Date; (ii) a cash separation payment equal to $700,000 (the “Cash Severance Payment”), consisting of (a) a lump sum payment of $300,000 (an amount equal to nine months of Mr. Wagenhals’s annual base salary) and (b) an aggregate of $400,000 (an amount equal to 12 months of Mr. Wagenhals’s annual base salary) to be paid in substantially equal installments in accordance with the Company’s normal payroll practices, which Cash Severance Payment will commence on the Company’s first payroll date that occurs within a 15-day period following the Company’s receipt of the ADEA Release (the “ADEA Effective Date”); (iii) reimbursement for all reimbursable expenses due to Mr. Wagenhals under the Wagenhals Employment Agreement as of the Separation Date; and (iv) a lump sum payment equal to the value of Mr. Wagenhals’s accrued and unused vacation and paid time off balance as of the Separation Date (collectively, the “Separation Compensation”).

As consideration for the separation benefits provided in the Separation Agreement, Mr. Wagenhals agreed to, among other things, a general release of claims in favor of the Company and to comply with customary confidentiality and non-disparagement covenants following his resignation.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Executive Separation Agreement, dated April 8, 2025, by and between AMMO, Inc. and Fred W. Wagenhals.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMMO, INC.

Dated: April 8, 2025	By:	/s/ Jared R. Smith
Jared R. Smith
Chief Executive Officer